Exhibit 99.1

CVR Partners Reports 2017 Third Quarter Results

SUGAR LAND, Texas (Nov. 1, 2017) - CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced a third quarter 2017 net loss of $31.6 million, or 28 cents per common unit, on net sales of $69.4 million, compared to a net loss of $13.4 million, or 12 cents per common unit, on net sales of $78.5 million for the third quarter a year earlier. Adjusted EBITDA, a non-GAAP financial measure, was $5.0 million for the third quarter of 2017, compared to adjusted EBITDA of $17.4 million for the third quarter of 2016.

For the first nine months of 2017, CVR Partners had a net loss of $45.4 million, or 40 cents per common unit, on net sales of $252.6 million, compared to a net loss of $12.4 million, or 12 cents per common unit, on net sales of $271.4 million for the comparable period a year earlier. Adjusted EBITDA for the first nine months of 2017 was $58.1 million, compared to adjusted EBITDA of $74.4 million for the first nine months of 2016.

CVR Partners’ results include the results of the East Dubuque fertilizer facility beginning April 1, 2016.

“Production levels in the third quarter were negatively impacted by the planned 14-day turnaround at our East Dubuque facility, which was completed on time and on budget,” said Mark Pytosh, chief executive officer. “However, the plant experienced eight days of unplanned downtime due to an exchanger outage during the quarter. The Coffeyville facility also underwent three days of unscheduled downtime that partly was related to maintenance issues at Linde’s air separation plant.

“U.S. nitrogen fertilizer pricing continued to be negatively impacted by new production capacity starting during the third quarter,” Pytosh said. “With these capacity expansions largely behind us and with strong international demand for nitrogen fertilizer, we have seen a significant increase in pricing since July and are seeing these higher prices reflected in product purchases for the fourth quarter and the first half of 2018.”

Consolidated Operations

For the third quarter of 2017, consolidated average realized gate prices for UAN and ammonia were $138 per ton and $214 per ton, respectively. Consolidated average realized gate prices for UAN and ammonia were $154 per ton and $345 per ton, respectively, for the same period in 2016.

CVR Partners’ fertilizer facilities produced a combined 180,700 tons of ammonia during the third quarter of 2017, of which 46,200 net tons were available for sale while the rest was upgraded to other fertilizer products, including 306,600 tons of UAN. In the 2016 third quarter, the fertilizer facilities produced 200,800 tons of ammonia, of which 60,300 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 317,200 tons of UAN.

Distributions

CVR Partners will not pay a cash distribution for the 2017 third quarter. CVR Partners is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, and cash reserves deemed necessary or appropriate by the board of directors of its general partner.

2017 Third Quarter Earnings Conference Call

CVR Partners previously announced that it will host its 2017 third quarter Earnings Conference Call for analysts and investors on Wednesday, Nov. 1, at 11 a.m. Eastern. The Earnings Conference Call may also include discussion of the partnership’s developments, forward-looking information and other material information about business and financial matters.

The Earnings Conference Call will be broadcast live over the Internet at https://www.webcaster4.com/Webcast/Page/1004/23022. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029.

For those unable to listen live, the webcast will be archived and available for 14 days at https://www.webcaster4.com/Webcast/Page/1004/23022. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 13672106.

# # #

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, CVR Partners, LP is a Delaware limited partnership focused on the production, marketing and distribution of nitrogen fertilizer products. It primarily produces urea ammonium nitrate (UAN) and ammonia, which are predominantly used by farmers to improve the yield and quality of their crops. CVR Partners’ Coffeyville, Kansas, nitrogen fertilizer manufacturing facility includes a 1,300 ton-per-day ammonia unit, a 3,000 ton-per-day UAN unit and a dual-train gasifier complex having a capacity of 89 million standard cubic feet per day of hydrogen. CVR Partners’ East Dubuque, Illinois, nitrogen fertilizer manufacturing facility includes a 1,075 ton-per-day ammonia unit and a 1,100 ton-per-day UAN unit.

For further information, please contact:

Investor Contact:
Jay Finks
CVR Partners, LP
(281) 207-3588
InvestorRelations@CVRPartners.com

Media Relations:
Brandee Stephens
CVR Partners, LP
(281) 207-3516
MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited other than the balance sheet data as of December 31, 2016). On April 1, 2016, CVR Partners, LP (the "Partnership") completed the merger (the "East Dubuque Merger") whereby the Partnership acquired a nitrogen fertilizer manufacturing facility located in East Dubuque, Illinois (the "East Dubuque Facility"). The consolidated financial statements and key operating metrics include the results of the East Dubuque Facility beginning on April 1, 2016, the date of the closing of the acquisition.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

	(in millions, except unit data)
Consolidated Statements of Operations Data:
Net sales (1)	$69.4	$78.5	$252.6	$271.4

Cost of materials and other - Affiliates	1.8	0.6	5.6	1.9
Cost of materials and other - Third parties	17.6	19.3	57.7	70.3
Direct operating expenses - Affiliates (2)	1.0	1.1	2.8	3.2
Direct operating expenses - Third parties (2)	39.3	31.4	111.2	107.2
Depreciation and amortization	19.5	16.4	54.9	41.0
Cost of sales	79.2	68.8	232.2	223.6
Selling, general and administrative expenses - Affiliates (3)	3.9	3.6	11.4	10.9
Selling, general and administrative expenses - Third parties (3)	2.2	3.7	7.4	11.1
Operating income (loss)	(15.9)	2.4	1.6	25.8
Interest expense and other financing costs	(15.7)	(15.6)	(47.1)	(32.8)
Loss on extinguishment of debt	—	—	—	(5.1)
Other income, net	—	—	0.1	—
Loss before income tax expense	(31.6)	(13.2)	(45.4)	(12.1)
Income tax expense	—	0.2	—	0.3
Net loss	$(31.6)	$(13.4)	$(45.4)	$(12.4)

Net loss per common unit - basic and diluted	$(0.28)	$(0.12)	$(0.40)	$(0.12)

Adjusted EBITDA*	$5.0	$17.4	$58.1	$74.4
Available cash for distribution*	$(1.2)	$0.4	$0.6	$50.8

Weighted average common units outstanding - basic and diluted (in thousands)	113,283	113,283	113,283	99,947
________________________________
* See "Use of Non-GAAP Financial Measures" below.

(1)        Below are the components of net sales:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

	(in millions)
Reconciliation to net sales:
Fertilizer sales net at gate	$59.4	$66.7	$223.0	$234.8
Freight in revenue	8.3	8.8	23.6	24.4
Hydrogen revenue	—	1.2	0.1	2.9
Other, including the impact of purchase accounting	1.7	1.8	5.9	9.3
Total net sales	$69.4	$78.5	$252.6	$271.4

(2)    Direct operating expenses are reflected exclusive of depreciation and amortization.

(3)
The Partnership incurred legal and other professional fees and other merger related expenses that are referred to herein as expenses associated with the East Dubuque Merger, which are included in selling, general and administrative expenses. The Partnership incurred approximately $0.7 million and $3.1 million, respectively, of expenses associated with the East Dubuque Merger for the three and nine months ended September 30, 2016.

	As of September 30, 2017	As of December 31, 2016
		(audited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$70.0	$55.6
Working capital	73.3	71.5
Total assets	1,275.8	1,312.2
Total debt, net of current portion	625.2	623.1
Total partners’ capital	577.3	624.9

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$21.1	$18.4	$28.1	$47.5
Investing activities	(2.8)	(6.4)	(11.4)	(82.1)
Financing activities	—	(23.0)	(2.3)	49.9
Net increase (decrease) in cash and cash equivalents	$18.3	$(11.0)	$14.4	$15.3

Capital expenditures for property, plant and equipment:
Maintenance capital expenditures	$2.7	$3.4	$11.1	$8.3
Growth capital expenditures	0.1	3.0	0.3	10.0
Total capital expenditures	$2.8	$6.4	$11.4	$18.3

Operating Data

The following tables set forth information about our consolidated operations and our nitrogen fertilizer manufacturing facility located in Coffeyville, Kansas (the "Coffeyville Facility") and the East Dubuque Facility.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Key Operating Statistics:

Consolidated sales (thousand tons):
Ammonia	65.3	47.7	201.8	145.7
UAN	299.1	296.0	951.6	902.4

Consolidated product pricing at gate (dollars per ton) (1):
Ammonia	$214	$345	$287	$385
UAN	$138	$154	$158	$187

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	180.7	200.8	615.2	485.9
Ammonia (net available for sale) (2)	46.2	60.3	203.7	121.0
UAN	306.6	317.2	962.3	861.9

Feedstock:
Petroleum coke used in production (thousand tons)	114.3	126.8	371.0	384.4
Petroleum coke used in production (dollars per ton)	$18	$13	$18	$14
Natural gas used in production (thousands of MMBtus)	1,555.4	2,075.5	5,780.7	3,471.6
Natural gas used in production (dollars per MMBtu) (3)	$3.12	$2.97	$3.25	$2.75
Natural gas in cost of materials and other (thousands of MMBtus)	1,934.9	1,679.5	5,898.3	2,742.5
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$3.15	$2.92	$3.30	$2.68

Coffeyville Facility on-stream factors (4):
Gasification	96.3%	95.9%	98.0%	97.2%
Ammonia	93.5%	94.7%	96.7%	96.2%
UAN	93.9%	94.1%	92.6%	93.1%

East Dubuque Facility on-stream factors (4):
Ammonia	76.3%	94.4%	91.9%	81.7%
UAN	77.1%	92.9%	91.5%	81.1%

Market Indicators:
Ammonia - Southern plains (dollars per ton)	$238	$315	$314	$368
Ammonia - Corn belt (dollars per ton)	$303	$372	$364	$432
UAN - Corn belt (dollars per ton)	$165	$188	$192	$218
Natural gas NYMEX (dollars per MMBtu)	$2.95	$2.79	$3.05	$2.35
______________________________

(1)
Product pricing at gate represents net sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(2)
Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.

(3) The cost per MMBtu excludes derivative activity, when applicable. The impact of natural gas derivative activity during the periods presented was not material.

(4)    On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency.

Coffeyville Facility
The Linde air separation unit experienced a shut down during the second quarter of 2017. Following the Linde outage, the Coffeyville Facility UAN unit experienced a number of operational challenges, resulting in approximately 11 days of UAN downtime during the second quarter of 2017. Excluding the impact of the Linde air separation unit outage at the Coffeyville Facility, the UAN unit on-stream factors at the Coffeyville Facility would have been 96.7% for the nine months ended September 30, 2017.

East Dubuque Facility
Excluding the impact of approximately 14 days of downtime associated with the 2017 full facility turnaround at the East Dubuque Facility, the on-stream factors at the East Dubuque Facility would have been 91.3% for ammonia and 91.8% for UAN for the three months ended September 30, 2017 and 96.9% for ammonia and 96.4% for UAN for the nine months ended September 30, 2017.

Excluding the impact of approximately 28 days of downtime associated with the 2016 full facility turnaround at the East Dubuque Facility, the on-stream factors at the East Dubuque Facility would have been 97.2% for ammonia and 96.2% for UAN for the six months ended September 30, 2016.

Use of Non-GAAP Financial Measures

To supplement our actual results calculated in accordance with GAAP for the applicable periods, the Partnership also uses the non-GAAP financial measures noted above, which are reconciled to our GAAP based results below. These non-GAAP financial measures should not be considered as an alternative to GAAP results.

EBITDA is defined as net income (loss) before (i) interest (income) expense, (ii) income tax expense and (iii) depreciation and amortization expense.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of major scheduled turnaround expenses, gain or loss on extinguishment of debt, loss on disposition of assets, expenses associated with the East Dubuque Merger, and business interruption insurance recovery, when applicable.

We present EBITDA because we believe it allows users of our financial statements, such as investors and analysts, to assess our financial performance without regard to financing methods, capital structure or historical cost basis. We present Adjusted EBITDA because we have found it helpful to consider an operating measure that excludes amounts, such as major scheduled turnaround expenses, gain or loss on extinguishment of debt, loss on disposition of assets, expenses associated with the East Dubuque Merger, and business interruption insurance recovery, relating to transactions not reflective of our core operations. When applicable, each of these amounts is discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our SEC reports, so that investors have complete information about these amounts. We also present Adjusted EBITDA because it is the starting point used by the board of directors of our general partner when calculating our available cash for distribution.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income (loss) or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to common unitholders, help investors and analysts evaluate our ongoing operating results and allow for greater transparency in reviewing our overall financial, operational and economic performance by allowing investors to evaluate the same information used by management. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

A reconciliation of consolidated Net loss to consolidated EBITDA and consolidated Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

	(in millions)
Net loss	$(31.6)	$(13.4)	$(45.4)	$(12.4)
Add:
Interest expense and other financing costs, net	15.7	15.6	47.1	32.8
Income tax expense	—	0.2	—	0.3
Depreciation and amortization	19.5	16.4	54.9	41.0
EBITDA	$3.6	$18.8	$56.6	$61.7
Add:
Major scheduled turnaround expenses	2.5	—	2.6	6.6
Loss on extinguishment of debt	—	—	—	5.1
Expenses associated with the East Dubuque Merger	—	0.7	—	3.1
Less:
Insurance recovery - business interruption	(1.1)	(2.1)	(1.1)	(2.1)
Adjusted EBITDA	$5.0	$17.4	$58.1	$74.4

Available cash for distribution is not a recognized term under GAAP. Available cash for distribution should not be considered in isolation or as an alternative to net income (loss) or operating income, or any other measure of financial performance or operating performance. In addition, available cash for distribution is not presented as, and should not be considered, an alternative to cash flows from operations or as a measure of liquidity. Available cash for distribution as reported by the Partnership may not be comparable to similarly titled measures of other entities, thereby limiting its usefulness as a comparative measure.

Available cash begins with Adjusted EBITDA reduced for cash needed for (i) net cash interest expense (excluding capitalized interest) and debt service and other contractual obligations; (ii) maintenance capital expenditures; and (iii) to the extent applicable, major scheduled turnaround expenses, reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate, and expenses associated with the East Dubuque Merger, if any. Available cash for distribution may be increased by the release of previously established cash reserves, if any, at the discretion of the board of directors of our general partner, and available cash is increased by the business interruption insurance proceeds and the impact of purchase accounting. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

A reconciliation of consolidated Adjusted EBITDA to Available cash for distribution is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

	(in millions, except units and per unit data)
Adjusted EBITDA	$5.0	$17.4	$58.1	$74.4
Adjustments:
Less:
Net cash interest expense (excluding capitalized interest) and debt service	(15.0)	(15.0)	(44.9)	(31.0)
Maintenance capital expenditures	(2.7)	(3.4)	(11.1)	(8.3)
Major scheduled turnaround expenses	(2.5)	—	(2.6)	(6.6)
Expenses associated with the East Dubuque Merger	—	(0.7)	—	(3.1)
Add:
Insurance recovery - business interruption	1.1	2.1	1.1	6.1
Impact of purchase accounting	—	—	—	13.0
Available cash associated with East Dubuque 2016 first quarter	—	—	—	6.3
Release of previously established cash reserves, net	12.9	—	—	—
Available cash for distribution	$(1.2)	$0.4	$0.6	$50.8
Available cash for distribution, per common unit	$(0.01)	$—	$—	$0.45
Distribution declared, per common unit	$—	$—	$0.02	$0.44
Common units outstanding (in thousands)	113,283	113,283	113,283	113,283